Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 12, 2013 with respect to the statement of revenues and certain expenses of the Tiffany Springs Marketcenter for the year ended December 31, 2012 which is included in American Realty Capital – Retail Centers of America, Inc.’s Current Report on Form 8-K/A filed on December 12, 2013, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 13, 2013